UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Scott T. Lowry
   c/o C. R. Bard, Inc.
730 Central Avenue
   NJ, Murray Hill 07974
2. Date of Event Requiring Statement (Month/Day/Year)
   4/16/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   C. R. Bard, Inc. (BCR)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Treasurer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |2811                  |D               |                                               |
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Common Stock                               |292                   |I               |401(k) Plan                                    |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Option (Right to Buy) 1 |2        |07/14/200|Common Stock           |1000     |48.0625   |D            |                           |
                        |         |9        |                       |         |          |             |                           |
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Option (Right to Buy) 1 |2        |7/12/2010|Common Stock           |1500     |51.2188   |D            |                           |
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Option (Right to Buy) 1 |2        |07/10/201|Common Stock           |3500     |52.025    |D            |                           |
                        |         |2        |                       |         |          |             |                           |
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Option (Right to Buy) 3 |4        |3/22/2011|Common Stock           |1000     |41.6050   |D            |                           |
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
Explanation of Responses:
1. Performance options granted under 1993 Long Term Incentive Plan of C. R. Bard, Inc.
2. Options vest in accordance with schedule upon achievement of certain performance criteria.
3. Options granted under 1993 Long Term Incentive Plan of C. R. Bard, Inc.
4. Options vest on 1/24/2004.
SIGNATURE OF REPORTING PERSON
Scott T. Lowry
Attorney-in-Fact